Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-167025 on Form S-3 and Registration Statement Nos. 333-153847 and 333-151154 on Form S-8 of RXi Pharmaceuticals Corporation (the “Company”) of our report dated April 11, 2011, related to the financial statements of Apthera, Inc. as of and for the years ended December 31, 2010 and 2009 and for the period from July 20, 2005 (date of inception) to December 31, 2010, appearing in Item 9.01 of this Current Report on Form 8-K/A of the Company dated April 14, 2011.
/s/ Lohman Company, PLLC
Mesa, Arizona
April 14, 2011